Exhibit 99.2

PIPER JAFFRAY COMPANIES Acquisition of Seattle-Northwest Securities April 17th 2013

CAUTION REGARDING FORWARD-LOOKING STATEMENTS This announcement contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of the Company and management’s g g g y g expectations regarding revenues, return on equity, and cost synergies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction announced in this release may not be completed, or completed within the expected timeframe; (2) the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of ti d fi i l diti (3) th t d b fit f th t ti i l di th operations and financial condition; the expected benefits of the transaction, including revenue growth for our public finance business, may take longer than anticipated to achieve and may not be achieved in their entirety or at all and will in part depend on the ability of the Company to retain and hire key personnel and maintain relationships with clients pending the consummation of the transaction; (4) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, (5) other factors identified under “Risk Factors” in Part I the business and profitability of the Company; and Factors I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and updated in our subsequent reports filed with the SEC. These reports are available at www.piperjaffray.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events. 2

Seattle-Northwest Profile The leading middle market Public Finance firm in the Pacific Northwest region Top municipal underwriter in the Pacific Northwest Founded in 1970 with headquarters in Seattle and offices in Oregon, Idaho, Utah, California, and New York Business Lines: Public Finance and Fixed Income Sales and Trading Financial information Average revenue of $17.0 million in the last 3 years 60% Public Finance and 40% Fixed Income Sales and Trading 3

Strategic Rationale Represents a significant step in firm’s strategy to grow Public Finance into a national franchise Expands middle market distribution Good cultural fit Limited overlap Significant expansion of municipal underwriting and distribution resources in the Pacific Northwest Several opportunities for revenue synergies Broader product set in banking and distribution for Seattle Northwest’s clients Larger capital base available for trading and underwriting g p g g Growth opportunity in adjacent states with strength of combined platform Meaningful cost and capital synergies 4

Valuation Transaction valued at $21 million in cash Upon closing the tangible book value of Seattle Northwest is estimated to be $13 million Transaction is expected to close in the third quarter of 2013 Accretive to EPS, Operating Margin and ROE in 2014 5